Exhibit 10.14

P/R MORTGAGE & INVESTMENT CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between P/R Mortgage & Investment Corp. (“Employer”) and Michael R. Dury (“Employee”).

WHEREAS, Employer currently employs Employee on an “at-will” basis as a Real Estate Investment Officer, and Employer and Employee intend to continue their “at-will” employment relationship according to the terms and conditions of this Agreement;

WHEREAS, Employee shall, for and on behalf of Employer, develop, preserve and improve Employer’s relationships with its customers, prospects, and business contacts;

WHEREAS, Employer’s customer base is located in Indiana and throughout the contiguous United States, and Employer offers loans on properties located in Indiana and throughout the contiguous United States;

WHEREAS, in the course of Employee’s employment with Employer, Employee will gain access to certain unique, confidential and valuable information of or relating to Employer’s business contacts and its customers and prospects;

WHEREAS, it is essential to Employer’s business that it protect its goodwill and that any trade secrets and confidential information disclosed by Employer to Employee or learned or developed by Employee as a consequence of or through Employee’s employment with Employer remain confidential; and

WHEREAS, in agreeing to continue to employ and compensate Employee, Employer is relying on Employee’s assurances and promises not to use or disclose its trade secrets and other confidential information in a manner that is inconsistent with this Agreement or applicable law and not to divert Employer’s customer or other business contacts, loyalty, or goodwill.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained in this Agreement, the sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1.                                      Employment; Title; “Emplovment-At-Will”. Employer shall continue to employ Employee as a Real Estate Investment Officer. Employer and Employee each have the right to terminate this Agreement at any time, with or without cause or advance notice. Termination of this Agreement simultaneously terminates the employment relationship.

2.                                      Duties; Best Efforts. Employee’s duties include assisting with the operation and management of the business of Employer and the furtherance of its business interests including the marketing, servicing and promoting of Employer’s mortgage banking business and the origination of loans involving multifamily housing and health care facilities financing. Examples of specific duties include, without limitation, remaining informed of developments in market conditions that impact Employer’s business; being visible to referral sources and other appropriate segments of the commercial real estate industry in order to meet and retain potential new customers for Employer; analyzing and assessing customers’ financial circumstances to determine whether the customer and property qualify for particular types of loans; advising customers about the risks and benefits of loan alternatives; and assisting customers in identifying and securing loans appropriate for their individual circumstances and goals. Employee initially shall be accountable to Employer’s Chairman and/or President. Employee’s title, duties, and/or reporting relationships may be changed in the sole discretion of Employer. Employee shall exercise its best discretion and independent judgment in fulfilling Employee’s responsibilities and shall put forth Employee’s best efforts to performing all duties assigned by Employer. Employee shall not accept any employment, independent contractor, or other professional relationship with any other person or entity without authorization from Employer.

3.                                      Location. Employee’s primary work location initially shall be Employer’s office in Carmel, Indiana. Employee must be available for meetings and other functions at other locations as appropriate to the duties of the position. Employee acknowledges that regular physical presence at Employer’s office or other locations as set forth herein is an essential function of the position for which Employee is employed.

4.                                      Employer’s Policies. Except as otherwise specified in this Agreement or any other agreement signed by Employee and Employer’s Chairman or President, Employee is subject to the same policies as other employees of Employer, including but not limited to policies described in any personnel manual or similar document, as such policies are amended from time to time in Employer’s sole discretion.

5.                                      Compensation: Benefits.

(a)                                 Base Salary. In consideration for services provided by Employee, Employee shall receive an annual base salary of Fifty-Three Thousand Five Hundred Dollars ($53,500.00). Employee’s base salary, less payroll taxes and other legal and authorized deductions, shall be paid in installments at such times and intervals as salaries of other salaried employees of Employer are paid. At Employer’s discretion, deductions may be made from Employee’s base salary during periods that Employee performs no work, but only to the extent such deductions are permitted by the federal Fair Labor Standards Act.

(b)                                 Commission.

(i)                                     For purposes of this Agreement, “Commitment Fees” means fees for loans that are paid directly by borrowers to the Employer at the time the loan closes. Commitment Fees do not include fees paid prior to or after closing, or fees paid by any party other than the borrower. At all times, Employer shall decide, in its sole discretion, whether any particular fee received by Employer constitutes a “Commitment Fee” for purposes of this Agreement.

(ii)                                  Employee shall be eligible for commissions as follows:

(A)                               If the Commitment Fees that Employer actually receives during the calendar year on loans originated by Employee do not exceed One Hundred Seven Thousand Dollars ($107,000.00), Employee shall not be eligible for any commission for services performed during that calendar year.

(B)                               If the Commitment Fees that Employer actually receives during the calendar year on loans originated by Employee exceed One Hundred Seven Thousand Dollars ($107,000.00) but do not exceed Two Hundred Fifty Thousand Dollars

($250,000.00), Employee shall be eligible to receive a commission equal to ten percent (10%) of the amount by which the Commitment Fees that Employer actually receives during the calendar year on loans originated by Employee exceed One Hundred Seven Thousand Dollars ($107,000.00).

(C)                               If the Commitment Fees that Employer actually receives during the calendar year on loans originated by Employee exceed Two Hundred Fifty Thousand Dollars ($250,000.00), Employee shall be eligible to receive a commission equal to Fourteen Thousand Three Hundred Dollars ($14,300.00), plus twenty percent (20%) of the amount by which the Commitment Fees that Employer actually receives during the calendar year on loans originated by Employee exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

(iii)                               If there is a dispute over which employee of Employer originated a particular loan, Employer shall decide, in its sole discretion, which employee originated the loan in question.

(iv)                              Notwithstanding any provision in this Agreement to the contrary, Employee does not earn a commission with respect to a loan until the loan closes and the Commitment Fees for that loan are actually received by Employer. Therefore, Employee shall not be paid a commission on any Commitment Fees actually received by Employer subsequent to the Termination Date (defined in Section 6, below).

(v)                                 For each calendar year during the employment relationship, Commitment Fees for loans originated by Employee shall be aggregated toward the calendar year requirement and any accrued but unpaid commissions shall be paid quarterly, within ten (10) business days of the end of the quarter (Quarters end March 31, June 30, September 30, December 31). Upon termination of the employment relationship, Employee shall be paid any unpaid salary earned to and including the date of termination and any unpaid commissions earned to and including the date of termination on or before the regular pay day for the pay period in which the relationship terminates. If Employee’s employment ends during a calendar year, the base amounts that the Commitment Fees must exceed in order for Employee to earn a commission shall not be prorated.

(c)                                  Fringe Benefits. Except as otherwise specified in this Agreement or any other agreement signed by Employee and Employer’s Chairman or President, Employee shall be eligible for all fringe benefits available to similarly situated employees of Employer on the terms that those benefits are offered to similarly situated employees of Employer. Such benefits are subject to change from time to time at the sole discretion of Employer.

6.                                      Non-Competition Agreement.

(a)                                 To protect Employer’s trade secrets and other confidential information, goodwill, and relationships with customers, prospects, and business contacts, Employee shall not, during the term of Employee’s employment with Employer (except in the course of Employee’s duties as an employee of Employer) and during the twelve (12) month period immediately following the date Employee’s employment with Employer ends (“Termination Date”):

(i)                                     Directly or indirectly, whether as an employee, employer, agent, owner, consultant, contractor, or in any other capacity, engage in the business of financing multi-

family housing, health care facilities, or other commercial real estate (including, without limitation, financing involving Freddie Mac, Fannie Mae, Rural Housing Service, or HUD), or engage in any other business activity competitive with the products or services offered by Employer and/or under development by Employer during Employee’s employment with Employer and/or as of the Termination Date, with respect to any property located within the State of Indiana; or

(ii)                                  Directly or indirectly, whether as an employee, employer, agent, owner, consultant, contractor, or in any other capacity, solicit any customer of Employer (“Customer”) for the purpose of engaging in the business of financing multi-family housing, health care facilities, or other commercial real estate (including, without limitation, financing involving Freddie Mac, Fannie Mae, Rural Housing Service, or HUD) or engaging in any other business activity competitive with the products or services offered by Employer and/or under development by Employer during Employee’s employment with Employer and/or as of the Termination Date (For purposes of this Agreement, “Customer” means any individual or entity: (i) for whom/which Employee originated a loan on behalf of Employer; (ii) whom/which Employee solicited or otherwise contacted for the purpose of originating a loan on behalf of Employer, and/or (iii) with respect to whom/which Employee was provided, or had access to, Confidential Information (defined in Section 7 below)); or

(iii)                               Request, solicit or advise any Customer to withdraw, curtail, cancel, reduce or otherwise change their business with Employer; or

(iv)                              Entice, induce, or encourage any other person to engage in any activity which, were it done by Employee, would violate any provision of this Agreement.

(b)                                 During the twelve (12) month period immediately following the Termination Date, Employee shall, within five (5) days of accepting any employment, consulting engagement, engagement as an independent contractor, partnership or other association, advise Employer in writing of the identity of the individual or entity with whom Employee has or intends to become associated. Employer shall have the right to serve notice upon each such individual or entity that Employee is bound by this Agreement and furnish each such individual or entity with a copy of this Agreement or relevant portions thereof.

7.                      Confidential Information and Records.

(a)                                 Employee shall receive in confidence any and all data and information about Employer’s business that comes to Employee’s attention during Employee’s employment with Employer, including, without limitation: (i) customer lists and customer information, including names, addresses and other contact information, requirements, financial information, transaction histories, and other information relating to Employer’s relationships with customers; (ii) prospect lists and information, including names, addresses and other contact information, requirements, financial information, and other information relating to Employer’s efforts to secure business with prospects; (iii) marketing plans and concepts; (iv) fee schedules; (v) products and services in development; (vi) information concerning sales, costs, profit margins, and other financial information pertaining to Employer; and (vii) any other information Employer reasonably treats as confidential during Employee’s employment with Employer (collectively, the “Confidential Information”). Employee shall not disclose any Confidential Information to anyone except Employer or authorized representatives designated by Employer. Employee shall use such Confidential Information only in the course of Employee’s duties as an employee of Employer and in the best interests of Employer.

(b)                                 Employee’s confidentiality obligations imposed by Section 7(a) shall continue as long as the Confidential Information remains confidential. The confidentiality obligations imposed by Section 7(a) do not apply to information that Employee can prove becomes generally known to the public other than through violation of this Agreement.

(c)                                  The parties agree that the foregoing is intended to supplement, but not displace, Employer’s rights under the Indiana Uniform Trade Secrets Act, Ind. Code § 24-2-3, et seq., and its supplemental and successor acts.

(d)                                 Immediately upon Employer’s request and/or termination of Employee’s employment, Employee shall return all property of Employer, including without limitation Employer-provided computers, software, cell phones, data storage devices, and all records and documents, regardless of form, that contain Confidential Information. Employee shall delete all Confidential Information from all personal computers, storage devices, PDAs, Blackberries, cell phones or other devices owned by Employee. Employee shall not maintain copies (electronic or otherwise) of any Confidential Information. In addition, Employee shall provide to Employer’s Chairman or President, upon their request, all information necessary for the use of any Employer property, such as passwords or access codes.

8.                                      Agreement to Not Solicit Employer’s Employees. During the twelve (12) month period immediately following the Termination Date, Employee shall not: (i) hire, solicit, contract for the services of, or otherwise employ or attempt to employ any person who was, on or at any time during the six (6) month period immediately preceding the Termination Date, an employee of Employer; or (ii) seek in any way to influence, solicit, induce, or attempt to induce any employee, consultant, agent, contractor or other representative of Employer to terminate his/her employment or relationship with, or breach his/her agreements with or obligations to, Employer.

9.                                      Enforcement.

(a)                                 Employee acknowledges that the restrictions provided in Sections 6, 7, and 8 of this Agreement are reasonable and necessary for the protection of the business and goodwill of Employer considering the nature of the business in which Employer is engaged, the knowledge of Employer’s operations which Employee acquired and will continue to acquire, and the extent of the customer base of Employer.

(b)                                 The provisions of this Agreement are severable. If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable, such provision(s) shall be removed from the Agreement, and the remaining provisions of the Agreement shall remain in effect and be construed and enforced as if such provision had not originally been contained herein.

(c)                                  Employee acknowledges the irreparable harm to Employer which may result from a breach of Sections 6, 7, and/or 8 of this Agreement by Employee. In the event of Employee’s actual or threatened breach of Sections 6, 7, and/or 8 of this Agreement, Employer shall be entitled, though not limited to, an injunction restraining Employee therefrom.

(d)                                 The existence of any claim or cause of action by Employee against Employer, whether predicted on this Agreement or otherwise, shall not constitute a defense to Employer’s enforcement or application of the provisions of Sections 6, 7, and/or 8 of this Agreement.

(e)                                  The provisions of Sections 6 through 13 of this Agreement shall survive the termination of this Agreement and Employee’s employment hereunder.

(f)                                   In any legal action to enforce the terms of this Agreement, the prevailing party shall be awarded its costs and expenses, including its attorneys’ fees. The term “prevailing party” shall include, but not be limited to, a party who brings an action against the other by reason of the other’s breach or threatened breach and obtains substantially the relief sought whether by compromise, settlement, or judgment.

10.                               Amendment; Waiver. This Agreement may not be amended, nor may any provision of this Agreement be waived, except by a signed writing specifically referring to this Agreement and signed by Employee and Employer’s Chairman or President. No failure of any party to exercise any right under this Agreement or to insist upon strict compliance by any party with its obligations hereunder shall constitute a waiver of the right to demand exact compliance with the terms of this Agreement. No waiver shall obligate a party to agree to any future waiver or affect the validity of any provision relating to such waiver.

11.                               Assignment. Employee may not assign this Agreement. Employer may assign this Agreement to any successor to its business.

12.                               Governing Law; Headings. This Agreement shall be governed by the laws of the State of Indiana, and in any action to enforce its terms, venue shall be in Hamilton County Indiana (or, in the case of federal court action, Marion County, Indiana). Section headings are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

13.                               Entire Agreement. The Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have agreed to all of the above terms and have executed this Agreement on the date set forth below their respective signatures.

Michael R. Dury		P/R Mortgage & Investment Corp

Signature:	/s/ Michael R. Dury	By:	/s/ Michael F. Petrie

Printed Name:	Michael R. Dury	Title:	President

Date:	12/29/2010	Date:	12-29-10